Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Verona Pharma plc

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value £0.05 per share	Rule 457(c) and Rule 457(h)	17,132,312	(2)	$1.53	(3)	$26,212,437.36	$110.20 per $1,000,000	$2,888.61
Total Offering Amounts							$26,212,437.36		$2,888.61
Total Fee Offsets (4)									-
Net Fee Due									$2,888.61

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an additional 17,132,312 ordinary shares, nominal value £0.05 per share (“Ordinary Shares”), of Verona Pharma plc (the “Registrant”) that may become issuable under the Verona Pharma plc 2017 Incentive Award Plan (the “2017 Plan”) pursuant to the terms of the 2017 Plan. These shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents eight Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-217353).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the ADSs as reported on The Nasdaq Global Market on November 10, 2022, divided by eight to reflect the ratio of ADSs to Ordinary Shares as described in footnote (2) above.

(4)	The Registrant does not have any fee offsets.